Exhibit 10.5

TO:	MARK MORANT

FROM:	VAL CHRISTENSEN

SUBJECT:	POSITION ASSIGNMENT LETTER

DATE:	JANUARY 12, 2011

The purpose of this memorandum is to outline the terms of your compensation arrangement for your new position of Energy Solutions (ES) President, Global Commercial Group).  Please review the summary below and sign at the bottom indicating your agreement with these terms.  Feel free to give me a call at (801) 649-2000 if you have questions about any of these items.

Position:	Energy Solutions (ES) President, Global Commercial Group

Annual Base Compensation:	$475,000

Job grade:	E-5

Monthly Car Allowance:	$1,000

PTO Allowance:	25 Days (Does not include Company paid Holidays)

Bonus:

80% of Annual Base Compensation at achievement of Company’s adjusted EBITDA or other base bonus target established annually by the Board of Directors. Bonus up to 120% of Annual Base Compensation at achievement of 110% of Company’s adjusted EBITDA or other base bonus target established by the Board of Directors. No bonus paid when the annual achievement is below “cliff” percentage established by the Board of Directors annual target.

Work Permits:	The Company will obtain your work permit(s).

Equity Grant:	As determined annually by the Board of Directors

Other Benefits:	See Benefits Summary Addendum

Severance:

18 months of base salary plus reimbursement for the cost of relocating you and your family to the U.K. pursuant to the Company’s relocation program. This provision does not apply in the event you resign voluntarily or if your employment is terminated for cause.

Living Allowance/ Relocation:

In recognition of the transatlantic relocation, you will receive a lump-sum $100,000 cash relocation allowance in lieu of ES covering costs of real estate representation, sales commissions and fees and home closing costs connected with selling or purchasing a home. Additionally, you will receive a transitional allowance of $100,000 per annum, payable in equal installments on regularly scheduled pay dates for a period of three (3) years.

Travel to the U.K.	The Company will cover air travel costs for your immediate family members to return to your home in the U.K., but not to exceed $18,000 per annum for a period of three (3) years.

/s/ Val Christensen	March 7, 2011

Val Christensen	Date

/s/ Mark Morant	March 7, 2011

Mark Morant	Date

Employee Benefits Addendum

Participation:	You will be eligible to participate immediately in all of the following benefit plans.

Retirement Plan:

The EnergySolutions, LLC 401(k) Profit Sharing Plan allows you to defer a portion of your salary into the plan through payroll deduction. By law, the maximum amount you can contribute to the plan is $22,000 ($16,500 plus $5,500 “catch-up contribution if age 50 or over). Additionally, the Company can make a 1% discretionary contribution.

Medical Plan:

ES offers three medical plans for you and your eligible dependents (spouse and children under age 26) with various premiums and coverage levels. The attached Excel spreadsheet summarizes these options.

Dental Plan:	The Company offers a dental plan for you and your eligible dependents. You will be eligible to participate immediately.

Vision Plan:	The Company offers a vision plan for you and your eligible dependents.

Life Insurance:	The Company automatically provides you with $300,000 basic life insurance and $300,000 AD&D Insurance.

Supplemental Life Insurance:

You have the option of purchasing through payroll deduction additional life insurance up to a maximum of $750,000. You will need to complete an Evidence of Insurability form to obtain any amount over $150,000.

Long-Term Disability:	You will be covered in the event of long-term disability at an amount of 60% of your annual compensation to a maximum of $10,000 monthly.

Please Contact Dean Lewis, VP of HR Operations at 803-758-1817 with any questions you have about your employee benefits package.